EXHIBIT 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made and entered into by and between Flotek Industries, Inc., a Delaware corporation (the “Company”), and Ryan Ezell (“Executive”) effective as of June 6, 2023 (the “Effective Date”). Executive and the Company are collectively referred to as the “Parties.”

1.Position, Duties, and Responsibilities of Executive.
a.During the Employment Period (as defined in Section 2), the Company shall employ Executive, and Executive shall serve as the Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”). Executive shall devote Executive’s best efforts and full business time and attention to the Company and its direct and indirect subsidiaries (collectively, the “Company Group”). Executive’s duties and responsibilities shall include those normally incidental to the Chief Executive Officer position, as well as such additional duties as may be assigned to Executive by the Board from time to time. Executive may, without violating this Section 1(a): (i) as a passive investment, own publicly traded securities; (ii) engage in charitable, professional, trade association, community, religious, and civic activities; (iii) attend to Executive’s personal matters and finances; and (iv) with the prior written consent of the Board, serve on a board, in each case, so long as such ownership, interests, or activities do not interfere with Executive’s ability to fulfill Executive’s duties and responsibilities under this Agreement. Executive’s principal place of employment shall be the Company’s Houston, Texas office, subject to reasonable business travel.
b.The Board shall take such action as may be necessary to appoint or elect Executive as a member of the Board within 30 days of the Effective Date. Thereafter, during the Employment Period, the Board shall nominate Executive for re-election as a member of the Board at the expiration of Executive’s then-current term. Executive shall serve as a member of the Board without any compensation in addition to the compensation provided for in this Agreement.

1.Term of Employment. Executive shall be employed at will. Executive’s employment under this Agreement shall be for the period beginning on the Effective Date and ending on the date Executive’s employment terminates pursuant to Section 6 hereof. The period from the Effective Date through the date on which Executive’s employment terminates pursuant to this Agreement, regardless of the time or reason for such termination (the “Termination Date”), shall be referred to herein as the “Employment Period.”

1.Compensation.
a.Base Salary. During the Employment Period, the Company shall pay to Executive an annualized base salary of $550,000 (the “Base Salary”), payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated Executives, but no less frequently than monthly.
b.Annual Bonus. Executive shall be eligible for discretionary cash bonus compensation with a target amount equal to one hundred percent (100%) of Executive’s Base Salary for each calendar year that Executive is employed by the Company hereunder (the “Annual Bonus”). The performance targets that must be achieved to be eligible for certain bonus levels shall be established by the Board (or a committee thereof) annually, in its sole discretion, and communicated to Executive in the applicable calendar year (the “Bonus Year”). Executive’s actual Annual Bonus may be greater or lesser than the target bonus percentage level based on performance, as determined by the Board (or a committee thereof) in its sole discretion. Each Annual Bonus, if any, shall be paid as soon as feasible after the Board (or a committee thereof) certifies whether the applicable performance targets for the applicable Bonus Year have been achieved. Notwithstanding anything in this Section 3(b) to the contrary, except as expressly provided in Section 7, no Annual Bonus, if any, shall be payable for any Bonus Year unless

Executive remains continuously employed by the Company from the Effective Date through the date on which such Annual Bonus is paid. For 2023, Executive’s Annual Bonus (based on actual performance) will be prorated such that five twelfths (5/12) of the bonus is paid based on a bonus target of 100% of Executive’s base salary before the Effective Date (i.e., $425,000) and the remaining seven twelfths (7/12) of the 2023 Annual Bonus is paid based on a bonus target of 100% of Executive’s Base Salary as defined in Section 3(a).
c.Company shall reimburse Executive up to $5,000 in attorney’s fees paid to counsel retained to represent his interests in the negotiation and completion of this Agreement.
d.Equity Awards. Executive shall be eligible to receive annual awards under the Company’s long-term incentive plan for the executives of the Company as may be in effect from time to time (the “Incentive Plan”). All awards granted to Executive under the Incentive Plan, if any, shall be in such amounts and on such terms and conditions as the Board or a committee thereof shall determine and shall be subject to and governed by the terms of the Incentive Plan as in effect and the award agreements evidencing such awards.

1.Business Expenses. Subject to Section 21, the Company shall reimburse Executive for Executive’s reasonable and documented out-of-pocket business-related expenses incurred during the Employment Period in the performance of Executive’s duties consistent with the Company’s expense policy.

1.Benefits.
a.During the Employment Period, Executive shall be eligible to participate in the same benefit plans and programs as other similarly situated Company executives, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such plan or policy, so long as such changes are similarly applicable to similarly situated Company executives generally.
b.During the Employment Period, Executive shall be eligible to take 25 days of paid time off per year in accordance with the Company’s paid time off policy as in effect from time to time.

1.Termination of Employment.
a.Company’s Right to Terminate Executive’s Employment for Cause. The Company shall have the right to terminate Executive’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean:

i.Executive’s breach of this Agreement or any other written agreement between Executive and one or more members of the Company Group, including Executive’s material breach of any representation, warranty, or covenant made under any such agreement;

i.Executive’s breach of any policy or code of conduct established by a member of the Company Group and applicable to Executive;

i.Executive’s violation of any law applicable to the workplace (including any law regarding anti-harassment, anti-discrimination, or anti-retaliation);

i.Executive’s gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft, malfeasance, dishonesty, embezzlement, or misappropriation of the property that is injurious to the Company Group;

i.the commission by Executive, as determined in good faith by the Board, of, or conviction or indictment of Executive for, or plea of nolo contendere by Executive to, any felony (or state law equivalent) or any crime involving moral turpitude; or

i.Executive’s failure or refusal, other than due to Disability (as defined below), to perform Executive’s obligations pursuant to this Agreement or to follow any lawful directive from the Board or the Company, as determined by the Board;
provided, however, that if Executive’s actions or omissions as set forth in this Section 6(a)(vi) are, in the Board’s sole discretion, curable by Executive, such actions or omissions must remain uncured thirty (30) days after the Company provides Executive written notice of the obligation to cure such actions or omissions.
a.Company’s Right to Terminate for Convenience. The Company shall have the right to terminate Executive’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Executive.
b.Executive’s Right to Terminate for Good Reason. Executive shall have the right to terminate Executive’s employment with the Company at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

i.a material diminution in Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives of the Company in substantially the same proportion;

i.a material diminution in Executive’s authority, duties, or responsibilities that is caused by the Company (it being understood that changes to reporting structure affecting Executive shall not be deemed a material diminution so long as Executive’s responsibilities remain materially consistent with those of Chief Executive Officers of similarly-sized companies); or

i.the relocation of Executive’s principal place of employment by more than seventy-five (75) miles unless the Company pays the reasonable costs associated with Executive’s relocation.
Notwithstanding the foregoing provisions of this Section 6(c), any assertion by Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition giving rise to Executive’s claim of Good Reason must have arisen without Executive’s consent; (B) Executive must provide written notice to the Board of the existence of such condition(s) within thirty (30) days of the initial occurrence of such condition(s); (C) the condition(s) must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (D) the date of Executive’s termination of employment must occur within thirty (30) days after the end of the period referenced in clause (C). Further, no suspension of Executive or reduction in Executive’s authority, duties, and responsibilities in conjunction with any leave required or other action taken by the Company as part of any investigation into alleged wrongdoing by Executive shall give rise to Good Reason.
a.Death or Disability. Upon the death or Disability of Executive during the Employment Period, Executive’s employment with the Company shall automatically terminate. A “Disability” shall exist if the Board, in its sole discretion, determines that Executive is unable to perform the essential functions of Executive’s position due to physical or mental impairment that continues, or can reasonably be expected to continue, for a period in excess of ninety (90) consecutive days or for a total of one hundred twenty (120) days, whether or not consecutive, in any twelve (12)-month period or, in the event the Company has a long-term disability insurance policy covering Executive that insures against “permanent disability,” the term “Disability” shall have the meaning ascribed to such term under such policy.
b.Executive’s Right to Terminate for Convenience. Executive shall have the right to terminate Executive’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon sixty (60) days advance written notice to the Company; provided, however, that if Executive has provided notice to the Company, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice and any requirement to continue salary or benefits shall cease as of such earlier date.
c.Change in Control Termination. A “Change in Control Termination” means termination of Executive’s employment by the Company as a result of a

Termination without Cause or by Executive as a result of a Termination for Good Reason either within (i) twelve (12) months following a Change in Control. A “Change in Control” shall be deemed to have occurred upon any of the events described in Sections 6(f)(i)-(iv). Notwithstanding anything in this Section 6(f), no transaction or event described in Sections 6(f)(i)-(iv) involving ProFrac, ProFrac Holding Corp., or any of their affiliates shall constitute a Change in Control.

i.any “person” or “persons” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Sections 13(d) and 14(d) of the Exchange Act) other than and excluding (1) the Company or any of its subsidiaries,(2) any Executive benefit plan of the Company or any of its subsidiaries, (3) any Affiliate of the Company, (4) an entity owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (5) an underwriter temporarily holding securities pursuant to an offering of such securities, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the shares of voting stock of the Company then outstanding;

i.the consummation of any merger, organization, business combination, or consolidation of the Company or one of its subsidiaries with or into any other entity, other than a merger, reorganization, business combination, or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto and their respective Affiliates holding securities which represent immediately after such merger, reorganization, business combination, or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

i.the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto and their respective Affiliates hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquire or, or parent of the acquire or, of such assets; or

i.the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

1.Benefits Upon Termination.
a.If Executive’s employment with the Company terminates for any reason, the Company will pay to Executive (or Executive’s estate): (i) Executive’s earned but unpaid Base Salary through the Termination Date; (ii) any accrued but unused vacation to the extent required under applicable law; and (iii) reimbursement for incurred but unreimbursed expenses pursuant to Company policy (collectively “Accrued Benefits”).
b.If Executive’s employment is terminated pursuant to Section 6(b) or Section 6(c), then if Executive: (A) executes on or before the Release Expiration Date (as defined below), and does not revoke a general release agreement in a form reasonably acceptable to the Company (the “Release”); and (B) abides by the terms of each of Sections 8, 9 and 10 and any other post-employment obligations that Executive may owe to the Company Group, then the Company shall provide Executive with:

i.eighteen (18) months’ of Executive’s Base Salary for the year in which such termination occurs (such total severance payments, the “Salary

Continuation”), paid in substantially equal installments over the eighteen (18)-month period following Termination Date (the “Severance Period”), provided that, subject to Section 21, on the Company’s first regularly scheduled pay date on or after the date that is sixty (60) days after the Termination Date (the “First Payment Date”), the Company shall pay to Executive, without interest, the aggregate amount of any installments that would have been paid during the period beginning on the Termination Date and ending on the First Payment Date and the remaining installments shall be paid on the Company’s regularly scheduled pay dates during the Severance Period;

i.a pro-rata portion of Executive’s Annual Bonus for the Bonus Year that includes the Termination Date, with the amount of the Annual Bonus to be determined by the Board (or a committee thereof) based on actual performance for the entire Bonus Year, to be paid to Executive when annual bonuses for the applicable year are paid to similarly situated executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which the Termination Date occurs;

i.any earned but unpaid Annual Bonus for the calendar year immediately preceding the Termination Date, determined without regard to the requirement that Executive remain employed through the date of payment, to be paid to Executive when such bonus would otherwise become payable in accordance with Section 3(b) hereof;

i.during the portion, if any, of the Severance Period that Executive elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the Executive contribution amount that similarly situated Executives of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid to Executive on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Executive submits to the Company documentation of the applicable premium payment paid by Executive, which documentation shall be submitted by Executive to the Company within thirty (30) days following the date on which the applicable premium payment is paid. Executive shall be eligible to receive such reimbursement payments until the earliest of (i) the last day of the Severance Period; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Executive); provided however that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Executive’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage;

i.all unvested time-vested restricted stock or restricted stock units shall continue to vest and become non-forfeitable pursuant to the vesting schedules in the controlling grant agreements;

i.all unvested time-based options shall continue to vest and become exercisable pursuant to the vesting schedules in the controlling grant agreements, and such options may be exercised through the original option expiration; and

i.all unvested performance-vested awards shall be forfeited.
c.If Executive’s employment is terminated pursuant to Section 6(d), subject to Executive’s (or Executive’s estate) execution and non-revocation of the Release, Executive shall be entitled to the payments and benefits described in Sections 7(b)(ii)-(iv), and:

i.all unvested time-vested restricted stock and restricted stock unit grants shall automatically vest and become non-forfeitable;

i.all unvested time-based options shall vest and become exercisable, and such options may be exercised through the earlier of the original option expiration and 90 days following the date of termination; and

i.a Pro-Rata Portion of Executive’s unvested performance-vested performance share unit or restricted stock unit grants shall vest and be deemed satisfied at target performance. The “Pro-Ration Portion” shall be determined based on a fraction, the numerator of which is the number of days of completed service by the Executive from the grant date of such award through the Termination Date, and the denominator of which is the total number of days in the applicable performance period.
d.If Executive’s employment is terminated on account of a Change in Control Termination pursuant to Section 6(f), subject to Executive’s execution and non-revocation of the Release, Executive shall be entitled to the payments and benefits described in Sections 7(b)(i)-(iv), Section 7(c)(i), and:
a.all unvested time-based options shall vest and become exercisable, and such options may be exercised through the earlier of the original option expiration and 90 days following the date of termination; provided, however, if the Change in Control Termination occurs on the date of the Change in Control or if the option awards are not assumed or substituted following the Change in Control, Executive will receive a one-time lump sum cash payment within 30 days of the Executive’s execution and non-revocation of the Release equal to the fair market value of the underlying shares as determined under the definitive agreements governing the Change in Control, less the aggregate exercise price of the applicable time-based options and less all applicable tax withholdings. The cash payment under this Section 7(d)(ii) will be in full satisfaction of the Company’s obligations under the option awards and the option awards will be cancelled and of no further force or effect following Executive’s receipt of the cash payment and without any further action on the part of the parties; and
b.all unvested performance-vested performance option, share unit or restricted stock unit grants shall vest as follows: (a) if less than one year of the performance period has been completed, a Pro-Rata Portion of Executive’s unvested performance-vested performance share unit or restricted stock unit grants shall vest and be deemed satisfied at target performance, and (b) if greater than one year of the performance period has been completed, the full amount of the unvested performance-vested performance share unit or restricted stock unit grant shall be deemed satisfied at the greater of target or actual performance as of the Change in Control Termination extrapolated through the end of the applicable performance period. All unvested performance-based options that become vested and exercisable under this Section 7(d)(ii) may be exercised through the earlier of the original option expiration and 90 days following the date of termination; provided, however, if the Change in Control Termination occurs on the date of the Change in Control or if the option awards are not assumed or substituted following the Change in Control, Executive will receive a one-time lump sum cash payment within 30 days of the Executive’s execution and non-revocation of the Release equal to the fair market value of the underlying shares as determined under the definitive agreements governing the Change in Control, less the aggregate exercise price of the applicable performance-based options and less all applicable tax withholdings. The cash payment under this Section 7(d)(ii) will be in full satisfaction of the Company’s obligations under the option awards and the option awards will be cancelled and of no further force or effect following

Executive’s receipt of the cash payment and without any further action on the part of the parties.
i.If the Release is not executed and returned to the Company on or before the Release Expiration Date, and any required revocation period has not fully expired without revocation of the Release by Executive, then Executive shall not be entitled to any portion of the payments or benefits described in Sections 7(b)-(d), as applicable. As used herein, the “Release Expiration Date” is that date that is either twenty-one (21) or forty-five (45) days, as applicable, following the date upon which the Company delivers the Release to Executive. The Company reserves the right to assign only portions of the consideration provided in exchange for the Release to Executive’s release of Age Discrimination in Employment Act (“ADEA”) claims thereunder, such that the rest of the Release will remain effective if Executive revokes his release of ADEA claims following his execution of the Release.
ii.After-Acquired Evidence. In the event that the Company determines that Executive is eligible to receive the benefits described in Sections 7(b)-(d) but, after such determination, the Company acquires evidence or determines that: (i) Executive has failed to abide by the terms of Sections 8, 9 and 10 or any other post-employment obligations that Executive owes the Company Group; or (ii) a Cause condition existed prior to the Termination Date that, had the Company been aware of such condition, would have given the Company the right to terminate Executive’s employment pursuant to Section 6(a), then the Company shall have the right to cease the payment of the benefits described in Sections 7(b)-(d) and Executive shall promptly return to the Company all such benefits received by Executive.

a.Confidentiality. Executive will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Executive’s receipt and access to such Confidential Information, and as a condition of Executive’s employment hereunder, Executive shall comply with this Section 8.
i.Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Except to the extent required for the performance of Executive’s duties on behalf of the Company Group, Executive shall not remove from the facilities of the Company Group any Confidential Information.
ii.Notwithstanding any provision of Section 8(a) to the contrary, Executive may make the following disclosures and uses of Confidential Information:

1.disclosures to other Executives, officers, or directors of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

1.disclosures to customers and suppliers when, in the reasonable and good faith belief of Executive, such disclosure is in connection with Executive’s performance of Executive’s duties under this Agreement and is in the best interests of the Company Group;

1.disclosures and uses that are approved in writing by the Board; or

1.disclosures to a person or entity that has: (x) been retained by the Company Group to provide services to the Company Group, and (y) agreed in writing to abide by the terms of a confidentiality agreement.
iii.On the Termination Date, and at any other time upon request of the Company, Executive shall deliver to the Company all documents (including electronically stored information), and all copies thereof containing or pertaining to Confidential Information and any other property of the Company Group in Executive’s possession, custody or control. Within five (5) days of any such request, Executive shall certify to the Company in writing that all such documents, materials, and property have been returned to the Company.

iv.“Confidential Information” means confidential information relating to the business of the Company Group that (i) has been made known to Executive through his relationship with the Company Group, (ii) has value to the Company Group and (iii) is not generally known to the public. Confidential Information includes, without limitation, information relating to business strategies, investment and disposition strategies, sums invested, information regarding current or prospective deals and transactions, terms of transaction documents (including but not limited to purchase and sale agreements, operating agreements, lease agreements, and employment agreements), financial information, product information, customer information, non-public personnel information, research activities, and marketing plans and strategies regardless of whether such information is marked “confidential.” Confidential Information includes trade secrets (as defined under applicable law) as well as information that does not rise to the level of a trade secret, and includes information that has been entrusted to the Company Group by a third party under an obligation of confidentiality. Confidential Information does not include any information that has been voluntarily disclosed to the public by the Company Group (except where such public disclosure has been made by Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.
v.Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority (including the U.S. Securities and Exchange Commission, the National Labor Relations Board, and the Equal Employment Opportunity Commission) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; (iv) making disclosures required, or reasonably necessary, to comply with applicable law; (v) making disclosures in legal or arbitral proceedings that are required or reasonably necessary to enforce this Agreement; or (vi) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph or to notify the Company that Executive has engaged in any such conduct.

a.Non-Competition, Non-Solicitation, Non-Disparagement.
i.The Company shall provide Executive access to Confidential Information for use only during the Employment Period. Moreover, Executive acknowledges and agrees that the Company Group will entrust Executive with developing and maintaining substantial relationships with prospective or existing customers, vendors, and clients of the Company and developing and maintaining the goodwill of the Company. In consideration of the foregoing and as an express incentive for the Company to enter into this Agreement and employ Executive hereunder, Executive voluntarily agrees to the covenants set forth in this Section 9. Executive agrees and acknowledges that the limitations and restrictions set forth herein are reasonable in all respects, do not interfere with public interests, will not cause Executive undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the legitimate business interests of the Company Group.
ii.During the Prohibited Period, Executive shall not, directly or indirectly, for Executive or on behalf of or in conjunction with any other person or entity:

1.render managerial, employment, executive, or consulting services of the type provided by Executive to or on behalf of the Company within the two (2) years prior to the Termination Date to any person or entity that engages in or owns, invests in any material respect, operates, manages or controls any venture or enterprise which substantially engages or proposes to substantially engage in the Business in the Market Area. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prohibit the passive ownership by Executive of not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended;

1.appropriate any Business Opportunity of, or relating to, the Company Group located in the Market Area;

1.solicit, canvass, approach, encourage, entice, or induce any customer or supplier of the Company Group which or with whom Executive had contact, was involved as part of Executive’s job responsibilities (including oversight responsibility) with the Company Group and/or about whom Executive learned Confidential Information to cease or lessen such customer’s or supplier’s business with the Company Group or otherwise adversely interfere with the relationship between the Company Group and such customer or supplier;

1.solicit, canvass, approach, encourage, entice, or induce any employee or contractor of the Company Group to terminate or reduce his, her, or its employment or engagement with the Company Group; or

1.attempt to do any of the foregoing.
iii.Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 8 and in this Section 9, and because of the immediate and irreparable damage that would be caused to the Company Group for which they would have no other adequate remedy, the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without posting any bond. The aforementioned equitable relief shall limit the Company Group’s other rights and remedies available at law and equity.
iv.The covenants in this Section 9, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). In the event a court of competent jurisdiction determines that the scope, time, or territorial restrictions set forth are unreasonable, then it is the intent of the Parties that such restrictions be enforced to the fullest extent which such court deems reasonable, and this Agreement shall be reformed to make the covenants contained enforceable to the maximum extent permitted by applicable law.
v.The following terms shall have the following meanings:

1.“Business” shall mean the business and operations that are the same or similar to those performed by the Company Group during the Employment Period or which the Company Group had material plans to engage in during the Employment Period, which business and operations include (A) the development, manufacture, and delivery of prescriptive chemistry-based technology and related services, including specialty and commodity chemicals to clients in the energy (e.g., oil and gas), industrial cleaning, and agricultural industries around the world, and (B) the business of developing and selling oil and gas analyzers and measurement tools and related software and providing data analytics and data services in the oil and gas industry.

1.“Business Opportunity” shall mean any commercial, investment, or other business opportunity relating to the Business.

1.“Market Area” shall mean the geographic area within (A) the state of Texas and (B) a two hundred (200)-mile radius of any office or other facility of the Company Group where Executive worked or for which Executive had managerial oversight during the two (2) years preceding the Termination Date.

1.“Prohibited Period” shall mean the period during which Executive is employed by any member of the Company Group and continuing for a period of twelve (12) months following the Termination Date.

a.Ownership of Intellectual Property
i.The Company shall own all Work Product (as defined below). If any of the Work Product may not, by operation of law, be considered work made for hire by Executive for the Company, Executive agrees to assign, and upon creation thereof automatically assign, without further consideration, the ownership of all Confidential Information, Work Product and other intellectual property rights therein to the Company, its successors and assigns. The Company shall have the right to obtain and hold in its or their own name copyrights, registrations, patents, and any other protection available in the foregoing. Executive agrees to perform, upon the reasonable request of the Company, during or after Executive’s termination of employment with the Company, such further acts as may be necessary or desirable to transfer, perfect and defend the Company’s ownership of the Work Product. The Company shall reimburse all reasonable out-of-pocket expenses incurred by Executive at the Company’s request in connection with the foregoing. Executive hereby irrevocably relinquishes and waives for the benefit of the Company Group and its assigns any moral rights and any other nonassignable rights or claims in the Work Product recognized by applicable law. To the extent any of Executive’s rights in the Work Product are not assignable or waivable, Executive hereby grants the Company a perpetual, irrevocable, exclusive license to use and exercise such rights in any manner whatsoever.
ii.For purposes hereof, “Work Product” means all intellectual property rights, including all U.S. and international copyrights, patentable inventions, Trade Secrets, discoveries and improvements, and other intellectual property rights, in any programming, documentation, technology, strategic plans, information, ideas, concepts or other work product (i) that relates to the business and interests of the Company Group and that Executive creates, invents, conceives or develops at any time during the term of Executive’s employment (whether or not during normal working hours), and for a period of 180 days thereafter, (ii) that relate to the Company Group’s business, actual or demonstrably anticipated research or development of the Company Group, or which results from any work performed by Executive (alone or in conjunction with others) for the Company Group or (iii) that is now contained in any of the technologies, products or systems of the Company Group to the extent Executive invented, created, conceived, developed or delivered such Work Product to the Company Group prior to the date of this Agreement while Executive was engaged as an employee of the Company Group or its predecessors in interest.

a.Defense of Claims; Cooperation. During the Employment Period and for a period of eighteen (18) months after the Termination Date, upon request from the Company, Executive shall cooperate with the Company Group in the defense or investigation of any claims or actions that may be made by or against the Company Group that relate to Executive’s actual or prior areas of responsibility or knowledge.

a.Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local, and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.

a.Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define, or otherwise affect the provisions hereof. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise.

a.Applicable Law; Submission to Jurisdiction. This Agreement shall be construed according to the laws of the State of Texas without regard to its conflict of laws principles. With respect to any claim or dispute related to or arising under this Agreement, the parties agree to the exclusive jurisdiction, forum, and venue of the state and federal courts (as applicable) located in Houston, Texas. The parties agree that in any dispute or action arising out of Executive’s employment with the Company, termination thereof, or this Agreement, each Party will bear their own costs and attorneys’ fees.

a.Entire Agreement and Amendment. This Agreement contains the entire agreement of the Parties and supersedes the Parties’ January 1, 2021 Employment Agreement and March 15, 2023 Confidential Retention Letter Agreement with respect to the matters covered herein. This Agreement may be amended only by a written instrument executed by both Parties.

a.Waiver of Breach. Any waiver of this Agreement must be in writing and executed by the Party to be bound by such waiver. No waiver by either Party hereto of a breach of any provision of this Agreement by the other Party, or of compliance with any condition or provision of this Agreement to be performed by such other Party, will operate or be construed as a waiver of any subsequent breach by such other Party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either Party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time.

a.Assignment. Neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Executive. The Company may assign this Agreement without Executive’s consent.

a.Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been received (a) when delivered in person, (b) when sent by electronic mail transmission (with confirmation of receipt) to the email address set forth below, if applicable, or (c) on the first business day after such notice is sent by express overnight courier service, in each case, to the following address, as applicable, or such other address as the recipient party shall have specified by prior written notice to the sending Party:
If to the Company, addressed to:

Flotek Industries, Inc.
Attn: Chairman of the Board
8846 North Sam Houston Parkway West
Houston, Texas 77064

With a copy to:

Flotek Industries, Inc.
Attn: General Counsel
8846 North Sam Houston Parkway West

Houston, Texas 77064

If to Executive, addressed to: Executive’s most recent address and personal email address in the records of the Company.

a.Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

a.Deemed Resignations. Except as otherwise agreed to in writing by Executive and the Company, any termination of Executive’s employment shall constitute an automatic resignation of Executive: (a) as an officer of the Company and each member of the Company Group and (b) as a director on the Board. Executive agrees to take any further actions that any member of the Company Group reasonably requests to effectuate or document the foregoing.

a.Section 409A. Payments pursuant to this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code and accompanying regulations (“Section 409A”), and the provisions of this Agreement will be administered, interpreted and construed accordingly. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of the application of Section 409A, each payment in a series of payments shall be deemed a separate payment. The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A.

a.Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by any member of the Company Group, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, each member of the Company Group reserves the right, without the consent of Executive, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

a.Effect of Termination. The provisions of Sections 7, 9, 10, 11, 12, and 20 and those provisions necessary to interpret and enforce them shall survive any termination of this Agreement and any termination of the employment relationship between Executive and the Company.

a.Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Executive’s obligations hereunder and shall be entitled to enforce such obligations as if a party hereto.

a.Severability. If a court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

a.Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its affiliates, would constitute a “ parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company or any of its affiliates shall be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and, through error or otherwise, that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 26 shall require any member of the Company Group to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.

[Remainder of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, Executive and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

Flotek Industries, Inc.
By:
David Nierenberg Ryan Ezell
Chairman of the Board

Date Date